Exhibit 99.1

Sphere 3D Reports Third Quarter 2025 Financial Results

STAMFORD, Connecticut, November 4, 2025 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), a Bitcoin mining company, today reported financial results for the third quarter of fiscal year 2025 ended September 30, 2025.

COMMENTS FROM SPHERE 3D LEADERSHIP

"This quarter reflects continued progress in strengthening the foundation of our business," said Kurt Kalbfleisch, Interim CEO of Sphere 3D, "We've taken deliberate steps to position the Company for durable, long-term growth, simplifying our structure and enhancing flexibility. Our recent actions of expanding our mining footprint and securing new hosting capacity reinforce our focus on building a more efficient and resilient company. As market conditions remain stable, our priority is execution: managing costs, optimizing operations, and ensuring the Company is positioned to capture the full benefit of Bitcoin's continued adoption over time."

2025 THIRD QUARTER HIGHLIGHTS

• Sphere 3D replaced 1,500 older generation miners with approximately 900 newer generation S21+ miners.

• Sphere 3D mined 23.0 Bitcoin during the quarter.

• Sphere 3D sold its remaining CORZ shares resulting in a cumulative recovery of $9.4 million in excess of our settlement value.

RECENT EVENTS

• Successfully raised capital by executing a warrant inducement generating $4.1 million in gross proceeds.

• Purchased additional S21 Pro and S21 XP miners in October 2025, which is expected to increase deployed EH/s by approximately 25% during the fourth quarter of 2025.

• Entered into a new hosting agreement to support additional miners.

BITCOIN ASSET AND VALUE

As of September 30, 2025, the Company had a self-mined Bitcoin balance of 22.7 with a fair value of approximately $2.6 million.

THIRD QUARTER FY 2025 FINANCIAL RESULTS

• Revenue was $2.6 million for the third quarter, compared to $2.4 million for the third quarter of 2024.

• Bitcoin production during the third quarter of 2025 was 23.0 Bitcoin, compared to 38.7 Bitcoin for the third quarter of 2024. The decrease was impacted by higher than expected curtailments in the third quarter as well as fewer miners online compared to the third quarter of 2024.

• General and administrative expenses for the third quarter were reduced by approximately 40% to $1.8 million, compared to $3.0 million for the third quarter of 2024.

• Overall operating costs and expenses for the third quarter were $6.7 million, compared to $7.5 million for the third quarter of 2024.

• Depreciation and amortization was $1.7 million for each of the third quarters of 2025 and 2024.

• Loss from operations was reduced by 23% to $4.0 million in the third quarter of 2025, compared to $5.2 million for the third quarter of 2024.

• Investment loss was $0.2 million in the third quarter of 2025, compared to investment gain of $2.4 million for the third quarter of 2024.

• Other income was $0.007 million in the third quarter of 2025, compared to $2.9 million in the third quarter of 2024 due to the termination of a hosting agreement.

ABOUT SPHERE 3D

Sphere 3D Corp. (NASDAQ: ANY) is a Bitcoin miner, growing its digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

SPHERE 3D CONTACT

Investor.relations@sphere3d.com

SPHERE 3D CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:	(Unaudited)		(Unaudited)
Bitcoin mining revenue	$2,623	$2,355	$8,458	$13,967

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	1,957	2,731	6,452	10,997
General and administrative	1,785	3,032	7,080	9,470
Depreciation and amortization	1,724	1,737	4,997	5,374
Loss on disposal of property and equipment	793	-	1,652	691
Impairment of property and equipment	500	-	500	860
Change in fair value of Bitcoin	(101)	8	(373)	(695)
Total operating costs and expenses	6,658	7,508	20,308	26,697
Loss from operations	(4,035)	(5,153)	(11,850)	(12,730)
Other income (expense):
Investment gain (loss)	(220)	2,437	439	7,488
Other income, net	7	2,892	47	3,067
Net income (loss) before income taxes	(4,248)	176	(11,364)	(2,175)
Provision for income taxes	-	72	2	74
Net income (loss)	$(4,248)	$104	$(11,366)	$(2,249)

Net income (loss) per share:
Basic	$(0.15)	$0.01	$(0.41)	$(0.12)
Diluted	$(0.15)	$0.005	$(0.41)	$(0.12)
Shares used in computing net income (loss) per share:
Basic	28,511,990	20,733,022	27,810,554	18,681,399
Diluted	28,511,990	22,323,306	27,810,554	18,681,399

SPHERE 3D CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	September 30,	December 31,
	2025	2024
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$5,277	$5,425
Bitcoin	2,588	1,394
Investment in equity securities	-	7,530
Other current assets	2,058	3,438
Total current assets	9,923	17,787
Property and equipment, net	18,898	21,967
Intangible assets, net	1,981	3,095
Other non-current assets	313	379
Total assets	$31,115	$43,228

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$1,580	$3,895
Temporary equity	18	18
Shareholders' equity	29,517	39,315
Total liabilities, temporary equity, and shareholders' equity	$31,115	$43,228